Exhibit 4(a)

CHECKFREE CORPORATION

THIRD AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN

1.	Purpose.

     The CheckFree Corporation Associate Stock Purchase Plan (the “Plan”) is being established for the benefit of employees of CheckFree Corporation, a Delaware corporation (the “Company”), and certain affiliated companies. The Plan is intended to provide eligible employees with an opportunity to purchase shares of common stock, $0.01 par value, of the Company (the “Shares”), through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2.	Definitions.

     (a) “Board” shall mean the Board of Directors of the Company.

     (b) “Change in Capitalization” shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of shares, repurchase of Shares, change in corporate structure or otherwise.

     (c) “Change in Control” of the Company shall have the meaning given in Section 16(b) hereof.

     (d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (e) “Committee” shall mean Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

     (f) “Company” shall mean CheckFree Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

     (g) “Compensation” shall mean the fixed salary, wages, commissions, overtime pay and bonuses paid by an Employer to an Employee, including an Employee’s portion of compensation deferral contributions pursuant to Section 401(k) of the Code, any amount excludable pursuant to Section 125 of the Code, and/or any non-qualified compensation deferrals, but excluding any foreign service allowance, severance pay, expense reimbursement, or any benefit paid by a third-party payer under any employee benefit plan maintained by the Employer.

     (h) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence taken pursuant to the Employer’s written leave of absence policy if such leave is for a continuous period of not more than one year.

     (i) “Designated Subsidiaries” shall mean the Subsidiaries of the Company as of the Effective Date, and corporations which become Subsidiaries of the Company after the Effective Date.

     (j) “Effective Date” shall have the meaning set forth in Section 22 hereof.

     (k) “Employee” shall mean any person, including an officer, who as of an Offering Date is (i) regularly employed by the Company or a Designated Subsidiary of the Company for more than twenty (20) hours per week, and (ii) who has been employed by such Employer for a period of at least ninety (90) days.

     (l) “Employer” shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company or a Designated Subsidiary of the Company.

     (m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     (n) “Exercise Date” shall mean the last business day of each Offering Period, except as the Committee may otherwise provide. For purposes of the Plan, the term “business day” means a day on which there is permitted trading of the Shares on the NASDAQ National Market or on a national securities exchange, whichever is applicable; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in the State of Delaware.

     (o) “Fair Market Value” per Share as of a particular date shall mean:

(i) the closing sales price, regular way for the Shares on any national securities exchange on which the Shares are actively traded on such date (or if such exchange was not open for trading on such date, the next preceding date on which it was open); or

(ii) if there is no price as specified in (i), the mean of the last reported bid-and-asked quotations regular way, for the Shares on such exchange on such date (or if there was no such quotations on such date, the next preceding date); or

(iii) if there also is no price as specified in (ii), the closing sales price, regular way, or in the absence thereof the mean of the last reported bid-and-asked quotations, for the Shares on the other exchange on which the Shares are permitted to trade having the greatest volume of trading in the Shares during the 30-day period preceding such date, on such date (or if there were no such quotations on such date, the next preceding date); or

(iv) if there also is no price as specified in (iii), the final reported sales price, or if not reported in the following manner, the highest bid quotation, in the over-the-counter market for the Shares as reported by the National Association of Securities Dealers Automatic Quotation System, or if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so); or

(v) if there also is no price as specified in (iv), the price determined by the Committee by reference to the bid-and-asked quotations for the Shares provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the Exchange Act, which members make a market in the Shares, for such recent dates as the Committee shall determine to be appropriate for fairly determining current fair market value; or

(vi) if there also is no price as specified in (v), the price determined by the Committee for the date in question.

     (p) “Offering Date” shall mean the first business day of each Offering Period. In the event that the Board specifies the maximum number of Shares that a Participant may be permitted to acquire during an Offering Period pursuant to Section 5(b) hereof, the Offering Date of an Offering Period will be the grant date for the options offered in such Offering Period. If no such maximum number of Shares has been specified by the Board pursuant to Section 5(b) hereof, the Exercise Date of an Offering Period will be the grant date for the options offered in such Offering Period. Notwithstanding the foregoing, the first Offering Date following the adoption of the Plan shall be the first business day on or after the Effective Date.

     (q) “Offering Period” shall mean each six (6) month period commencing on January 1 and July 1, respectively, which periods shall end on June 30 and December 31, respectively; provided, however, that the

Committee shall have the power to change the duration of Offering Periods; provided further, however, that no option granted under the Plan shall be exercisable more than twenty-seven (27) months from its date of grant. Notwithstanding the foregoing, the first Offering Period following the adoption of the Plan shall begin on the Effective Date and end on June 30, 1997.

     (r) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

     (s) “Participant” shall mean an Employee who participates in the Plan.

     (t) “Participant’s Account” shall mean the account established for a Participant pursuant to the Plan to which his or her payroll deductions, Shares acquired under the Plan, dividends received from such Shares, and dividend reinvestments shall be credited and from which cash distributions, cash used to purchase Shares and distributions of Shares will be debited.

     (u) “Plan” shall mean the CheckFree Corporation Associate Stock Purchase Plan, as amended from time to time.

     (v) “Shares” shall mean common stock, $0.01 par value, of the Company.

     (w) “Subsidiary” shall mean any corporation (other than the Company) or other business organization in an unbroken chain of corporations or business organizations beginning with the Company, if, at the time of granting an option, each of the corporations or other business organizations other than the last corporation or such other business organization in the unbroken chain owns shares or other voting securities possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or other voting securities in one of the other corporations or such business organizations in such chain.

3.	Eligibility.

     (a) Subject to the requirements of Sections 4(b) and 20(d) hereof, any person who is an eligible Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

     (b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the Employee’s accumulated payroll deductions on the last day of the Offering Period would otherwise enable the Employee to purchase Shares in excess of the Section 423(b)(8) limitation described in this Section, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the Shares actually purchased shall be refunded to the Employee by the Company, without interest, as soon after the Offering Period as reasonably possible. In the event the Employee elects to discontinue participation in the Plan, such amount shall be promptly refunded to the Employee by the Company, without interest.

4.	Grant of Option; Participation; Price.

     (a) On each Offering Date, the Company shall commence an offering by granting each eligible Employee an option to purchase Shares, subject to the limitations set forth in Section 3(b) and Section 10 hereof.

     (b) Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, by filing an agreement with his or her Employer authorizing payroll deductions in accordance with Section 5 hereof. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date. Such authorization to make payroll deductions must be received by the Company at least twenty (20) days before the next succeeding Offering Date.

     (c) The option price per Share subject to an offering shall be 85% of the Fair Market Value of the Shares on the Exercise Date of reference; and, provided further that the option price per Share shall never be less than the par value per Share.

5.	Payroll Deductions.

     (a) Subject to Section 4(b) hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize an after-tax payroll deduction of any whole percentage from one percent (1%) to fifteen percent (15%) of such Participant’s Compensation each pay period. A Participant may not increase such payroll deduction during an Offering Period for purchases to be made on the Exercise Date at the end of the current Offering Period. However, a Participant may increase the payroll deduction for purchases to be made in the subsequent Offering Period by giving written notice to the Company at any time prior to the beginning of an Offering Period (unless otherwise not permitted by the Committee in its sole discretion). A Participant may decrease a payroll deduction only once during each Offering Period for purchases to be made on the Exercise Date at the end of the current Offering Period, and such decrease must be made in writing to the Company at least thirty (30) days prior to the next occurring Exercise Date. A Participant may decrease such payroll deduction for purchases to be made in the subsequent Offering Period by giving written notice to the Company at any time prior to the beginning of an Offering Period (unless otherwise not permitted by the Committee in its sole discretion). All payroll deductions made by a Participant shall be credited to such Participant’s Account.

     (b) The Board may, but need not, specify by notice to all Employees prior to the first day of any Offering Period, a maximum number of Shares that any Participant shall be permitted to acquire pursuant to the Plan in any Offering Period, which maximum need not be the same for every Offering Period.

6.	Exercise of Option.

     (a) Unless a Participant terminates his or her payroll deduction election and withdraws his or her accumulated payroll deductions from the Plan in accordance with Section 8(a) hereof, or unless the Committee otherwise provides, such Participant’s election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (excluding any fractional Share, for which purposes the purchase amount shall be rounded to the next lower whole number of Shares) subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions.

     (b) Any cash balance remaining in a Participant’s Account after the termination of an Offering Period (an “Excess Amount”) shall be dispensed with as follows:

          (i) if the Excess Amount is equal to or exceeds the applicable option price described in Section 6(a) hereof, such Excess Amount shall be refunded to the Participant by the Company, without interest, as soon as reasonably possible;

          (ii) if the Excess Amount is less than the applicable option price described in Section 6(a) hereof, and the Participant has elected to continue participation in the Plan for the next succeeding Offering Period, such Excess Amount shall be carried forward to the Participant’s Account for the purchase of Shares during the next succeeding Offering Period; and

          (iii) if the Excess Amount is less than the applicable option price described in Section 6(a) hereof, and the Participant has elected to discontinue participation in the Plan for the next succeeding Offering Period, such Excess Amount shall be refunded to the Participant by the Company, without interest, as soon as reasonably possible following the termination of next succeeding Offering Period.

     (c) The Shares purchased upon exercise of an option hereunder shall be credited to the Participant’s Account under the Plan within ten (10) business days after the Exercise Date and shall be deemed to be transferred to the Participant as of such crediting date. Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to credited Shares.

7.	Delivery of Shares.

     (a) As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant’s Account (or, in the discretion of the Committee, at any time after the termination of employment of any Participant), subject to Section 20(d) hereof, the Company shall arrange the delivery to such Participant of a share certificate representing the whole Shares credited to the Participant’s Account which the Participant requests to withdraw. Subject to Section 7(b) hereof, withdrawals may be made no more frequently than once each Offering Period. Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

     (b) Notwithstanding anything in Section 7(a) hereof to the contrary, Shares may be withdrawn by a Participant more than once during an Offering Period under the following circumstances: (i) within sixty (60) days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

8.	Election to Terminate Payroll Deductions; Termination of Employment.

     (a) A Participant may terminate his or her payroll deductions elected pursuant to Section 5(a) hereof by giving written notice to the Company at least thirty (30) days prior to the next occurring Exercise Date or otherwise as may be approved by the Committee in its sole discretion. If such an election has been made, no further payroll deductions for the purchase of Shares will be permitted to be made for the Participant during such Offering Period. A Participant who has elected to terminate his or her payroll deductions in accordance with this Section 8(a) shall have the option with respect to all payroll deductions credited to such Participant’s Account during the Offering Period either to (i) have such accumulated payroll deductions returned to the Participant or (ii) leave such accumulated payroll deductions in the Participant’s Account to be used for the purchase of Shares on the Exercise Date occurring in such Offering Period. Unless a Participant who elects to terminate his or her payroll deductions in accordance with this Section 8(a) gives written notice to the Company at least thirty (30) days prior to the Exercise Date of the Participant’s desire to have his or her accumulated payroll deductions returned to him or her, such Participant will be deemed to have elected to leave such accumulated payroll deductions in his or her Participant Account to be used for the purchase of Shares on the Exercise Date occurring in such Offering Period.

     (b) Upon termination of a Participant’s Continuous Status as an Employee during an Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions credited to such Participant’s Account that have not been used to purchase Shares shall be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 12 hereof, and such Participant’s option will be automatically terminated. If the termination of a Participant’s Continuous Status as an Employee occurs on an Exercise Date, then such Participant’s election to purchase Shares shall be exercised as provided under this Plan. Notwithstanding the foregoing, upon the termination of a Participant’s employment because of the Participant’s death, the Participant’s beneficiary (designated by the Participant in accordance with Section 12 hereof) shall have the right to elect, by written notice given to the Company prior to the earlier of thirty (30) days prior to the next occurring Exercise Date (or otherwise as may be determined by the Committee in its sole discretion) under the Plan or the sixtieth (60th) day after the Participant’s death, to exercise the Participant’s option for the purchase of Shares on such Exercise Date for the purchase of the number of full Shares which the accumulated payroll deductions in the Participant’s Account at the date of the Participant’s death will purchase at the applicable option price, and any excess in such account will be paid to the Participant’s estate. If no such written notice of election is duly received by the Company, the first sentence of this Section 8(b) shall control.

     (c)  Except as provided in Section 20(d) hereof, a Participant’s withdrawal from an offering will not have any effect upon such Participant’s eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

9. Interest.

     No interest shall accrue on or be payable with respect to the payroll deductions of a Participant credited to the Participant’s Account.

10.	Shares.

     The maximum number of Shares which shall be reserved and available for sale under the Plan shall be 2,000,000 Shares, which number shall be subject to adjustment upon Changes in Capitalization of the Company as provided in Section 16 hereof. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 4 hereof on an Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

11.	Administration.

     The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision evidenced by the unanimous written consent of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer’s Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

12.	Designation of Beneficiary.

     (a) A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant’s Account under the Plan in the event of the Participant’s death.

     (b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.	Transferability.

     Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Section 12 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof.

14.	Use of Funds.

     All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

15.	Reports; Participants’ Accounts.

     The Company shall establish a Participant’s Account for each Participant in the Plan to which each Participant’s payroll deductions, Shares acquired under the Plan, dividends received from such Shares, and dividend reinvestments shall be credited, and from which cash distributions, cash used to purchase Shares and distributions of Shares will be debited (“Participant’s Accounts”). Statements with respect to each Participant’s Account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends, dividend reinvestments and additional cash payments, the per Share purchase price, the number of shares purchased, the aggregate Shares in the Participant’s Account and the remaining cash balance, if any.

16.	Effect of Certain Changes.

     (a) In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period shall terminate unless otherwise provided by the Committee. For purposes of the preceding sentence, (i) the Committee may establish the date of the event constituting the Change in Control and such date shall be the Exercise Date for such Offering Period, or (ii) the Committee may terminate the Plan in which case all Shares and cash amounts in a Participant’s Account shall be refunded as elsewhere provided herein.

     (b) “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, (iii) the Company shall sell at least 75% of its assets by value in a single transaction or in a series of transactions to another corporation which is not a wholly owned subsidiary of the Company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1) (as in effect on the date hereof) pursuant to the Exchange Act.

17.	Term of Plan.

     Subject to the Board’s right to discontinue the Plan (and thereby end its Term) pursuant to Section 18 hereof, the Term of the Plan (and its last Offering Period) shall end on December 31, 2006. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants’ accounts under the Plan shall be delivered to the respective Participant (or the Participant’s legal representative) as soon as practicable.

18.	Amendment to and Discontinuance of Plan.

     (a) Subject to Section 18(b) hereof, the Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 16 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

     (b) For the purpose of complying with changes in the Code or ERISA, the Board may amend, modify, suspend or terminate the Plan at any time. For the purpose of meeting or addressing any other changes in legal requirements or any other purpose, the Board may amend, modify, suspend or terminate the Plan only once every six months. Subject to changes in law or other legal requirements, including any provisions of Rule 16b-3 under the Exchange Act that would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding or the vote of the shareholders of the Company as provided in Section 20(c) hereof, to (i) any increase in the aggregate number of shares of common stock that may be issued under the Plan (except for adjustments pursuant to Section 16 of the Plan); (ii) increase materially the benefits accruing to Participants under the Plan; or (iii) modify materially the requirements as to eligibility for participation in the Plan.

19.	Notices.

     All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.	Regulations and other Approvals; Governing Law; Section 16 Compliance.

     (a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

     (b) The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

     (c) To the extent applicable hereto, the Plan is intended to comply with Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. This Plan shall be subject to approval by shareholders of the Company present or represented and entitled to vote at a meeting duly held in accordance with applicable law.

     (d) For any Participants subject to Section 16 of the Exchange Act, (i) such Participants who cease participation in the Plan may not participate again for at least six (6) months, and (ii) unless the Committee otherwise determines after due regard for Rule 16b-3(d)(2)(i), any Shares purchased by such Participant shall remain in such Participant’s Account for six (6) months from the Exercise Date for such Shares.

     (e) Shares shall not be issued unless such issuance and delivery shall comply with all applicable provisions of law, domestic or foreign, and the requirements of any stock exchange upon which the Shares may then be listed, including, in each case the rules and regulations promulgated thereunder, and shall be further subject to the approval of counsel for the Company with respect to such compliance, which may include a representation and warranty from the Participant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

     (f) Nothing contained in this Plan, or any modification or amendment to the Plan, or in the creation of any account, or the execution of any subscription agreement, or the issuance of any Shares under the Plan, shall give any Employee any right to continue employment or any legal or equitable right against the Company or any Subsidiary, or any officer, director, or employee thereof, except as expressly provided by the Plan.

21.	Withholding of Taxes.

     By electing to participate in the Plan, each Employee acknowledges that the Company and its participating Subsidiaries are required to withhold taxes with respect to the amounts deducted from the Employee’s Compensation and accumulated for the benefit of the Employee under the Plan, and each Employee agrees that the Company and its participating Subsidiaries may deduct additional amounts from the Employee’s Compensation, when amounts are added to the Employee’s Account, used to purchase common stock or refunded, in order to satisfy such withholding obligations. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the option is being treated as granted for purposes of Section 423 of the Code or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Participant’s Employer any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold. The Participant’s Employer may also satisfy any applicable withholding amounts by deducting the necessary amounts of withholding from the Participant’s wages and, in the Committee’s sole discretion, any other amounts owed to or held for the account of the Participant.

22.	Effective Date.

     The Plan shall be effective (the “Effective Date”) as of the latter to occur of (a) January 1, 1997, or (b) the date on which this Plan shall have been approved by the shareholders as set forth in Section 20(c) hereof.